CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the Registration Statement of Form N-1A (the "Registration Statement") of our report dated April 18, 1997, relating to the financial statements and the financial highlights appearing in the March 31, 1997 Annual Report to Shareholders of Commonwealth Cash Reserve Fund, which is also incorporated by reference into this Registration Statement. We also consent to the references to us under the headings
"Fund Expenses and Financial Highlights" and "Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP

Price Waterhouse, LLP
Philadelphia, PA
July 30, 1997